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                                                                   EXHIBIT 10.37

                                AMENDMENT TO THE
                       SANTA FE INTERNATIONAL CORPORATION
                        1997 EMPLOYEE SHARE PURCHASE PLAN


The 1997 EMPLOYEE SHARE PURCHASE PLAN of Santa Fe International Corporation, which was adopted effective June 1, 1997, is hereby amended effective January 1, 1999 as follows:

1. Section 7 (a) and (b) of the Plan are hereby DELETED in their entirety and the following substituted therefore:

     7.   Termination of Employment.

     (a) Termination Other than by Involuntary Temporary Layoff, Total Disability, Retirement or Death. If the employment of a participant terminates other than by Involuntary Temporary Layoff" as defined in this
     Section 7, retirement as described in Section 7, total disability (as determined by the Company) or death, his or her participation in the Plan shall automatically and without any act on his or her part terminate as of the date of the termination of his or her employment. The Company shall thereafter promptly refund to the participant the amount of the cash balance in his or her account under the Plan, and thereupon such participant's interest in the unexercised options under the Plan shall terminate.

     (b) Termination by Retirement, Involuntary Layoff or Total Disability. If, on or after the day that is three months before the date of exercise, a participant suffers an Involuntary Temporary Layoff, is terminated by the Company as a result of total disability or retires on or after his or her Normal, Early or Late Retirement Date (as such terms are defined in the Pension Plan for the employees of the Company), the participant may in conjunction with such Involuntary Layoff, retirement or termination on account of total disability, by written notice to the Company, exercise his or her options. In such event the Company shall retain the cash balance in the participant's account under the Plan and apply such balance on the date of exercise to the purchase at the option price of Ordinary Shares, including fractions. Alternatively the participant may at that time by written notice to the Company, request payment of the cash balance in his or her account under the Plan, in which event the Company shall promptly make such payment to the participant and thereupon the participant's interest in unexercised options under the Plan shall terminate. If the participant elects to exercise his or her option, the date of exercise for the purpose of computing the amount of the purchase price of the Ordinary Shares shall be the date of exercise as set forth in Section 4(a).


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          If a participant suffers an Involuntary Temporary Layoff, is terminated by the Company on account of a total disability or retires prior to the day that is three months before the date of exercise, the Company promptly will pay the balance of the participant's account under the plan to him or her and thereupon the participant's interest in the unexercised options under the Plan shall terminate.




Dated: December 7th, 1999





By: /s/ J. E. Oliver
    -------------------------------------
    Santa Fe International Corporation